Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 1, 2010 with respect to the consolidated financial statements of ODL Group Limited in this Registration Statement and related Prospectus of FXCM Inc dated December 12, 2011.

/s/ Ernst & Young LLP

London, England
December 12, 2011